EXHIBIT 4.138
Dated January 29 2010
Security Interest Agreement
Over Third Party Bank Account
Relating to
SIG Asset Holdings Limited
(1)	SIG Asset Holdings Limited

(2)	Wilmington Trust (London) Limited As Collateral Agent
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

CONTENTS

Clause		Page

1	Definitions and Interpretation	3
2	Security	8
3	Warranties	9
4	Covenants	9
5	Enforcement Events	10
6	Release of Security	10
7	Exchange Rate	11
8	Power of Attorney	11
9	Appropriation	12
10	Preservation of other Security and Rights and Further Assurance	12
11	Credit Agreement Warranties	12
12	Creation of a Suspense Account	13
13	Assignment	13
14	Notices	13
15	Costs and Expenses	13
16	Delegation	13
17	Indemnity	13
18	No liability	14
19	Droit de Discussion and Droit de Division	14
20	General	14
21	Governing Law and Jurisdiction	15
SCHEDULE 1		17
SCHEDULE 2		18
SCHEDULE 3		20
SCHEDULE 4		21

THIS AGREEMENT is dated 29 day of January 2010
BETWEEN:
(1)	SIG Asset Holdings Limited, a non-cellular company limited by shares incorporated in Guernsey whose registered number is 28883 and whose registered office as at the date of this Agreement is at Heritage Hall, Le Marchant Street, St Peter Port, Guernsey (“Grantor”); and

(2)	Wilmington Trust (London) Limited, a private limited company whose registered number is 05650152 and whose registered office address as at the date of this Agreement is at Fifth Floor, 6 Broad Street Place, London EC2M 7JH in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the Secured Parties (as defined below), with its successors, permitted transferees and assigns in such capacity (“Collateral Agent”).
RECITALS
(A)	The Credit Agreement (as defined below) has been entered into under which the Facility (as defined below) may be provided to Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International Holdings Inc. and Closure Systems International B.V. and certain other parties. The Grantor is a guarantor under the Credit Agreement.

(B)	The Senior Secured Note Indenture (as defined below) has been entered into in respect of which the Grantor is a guarantor.

(C)	It is a condition subsequent of entry into and/or continuing of the Loan Documents (as defined below) (which include the Credit Agreement and the Senior Secured Note Indenture) that the Grantor enters into this Agreement in order to secure the discharge of the Obligations (as defined below).

(D)	The Grantor agrees to grant in favour of the Collateral Agent a security interest in the Collateral (as defined below) so that this Agreement shall constitute a security interest agreement in accordance with the Law (as defined below) and the Loan Documents (as defined below).
IT IS AGREED as follows:
1	Definitions and Interpretation

1.1	Definitions
In this Agreement, unless the context otherwise requires, the following words and expressions shall have the meanings set out below:

Account	means the account of the Grantor described in Schedule 1 and any sub-account of the Grantor held in Guernsey (or such other account or accounts held in Guernsey as may be established by the Grantor in substitution for or in addition to it)

Account Balance	means all sums at any time and from time to time standing to the credit of an Account and includes all interest accrued or accruing in the future and any monies of the Grantor held with the Deposit Bank (however described, designated or numbered) which derive in whole or in part from an Account or from any sum at any time standing to the credit of an Account

Acknowledgment	means the acknowledgement to be given to the Collateral Agent by the Deposit Bank substantially in the form set out in Schedule 3

Additional Agreement	has the meaning given to that term in the First Lien Intercreditor Agreement

Additional Collateral Agent’s Fee Letter	means the fee letter dated 20 January 2010 among the Collateral Agent and Reynolds Group Holdings Limited as amended, novated, supplemented, restated or modified from time to time.

Agreed Security Principles	has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail

Amendment No. 1 and Joinder Agreement	means the joinder agreement dated 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes party to the First Lien Intercreditor Agreement

Applicable Representative	has the meaning given to that term in the First Lien Intercreditor Agreement

Borrowers	means the “Borrowers” under or as defined in the Credit Agreement from time to time

Business Day	means any day (other than a Saturday, Sunday or bank holiday) on which banks are open in New York. London and Guernsey for normal banking business

Collateral	means the Account and Account Balance and all other income, monies, interest and rights from or incidental to the Account or Account Balance from time to time

Companies Law	means The Companies (Guernsey) Law, 2008 (as amended)

Credit Agreement	means the credit agreement dated 5 November 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., Closure Systems International B.V., SIG Euro Holding AG & Co. KGaA and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse) as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time

Deposit Bank	means Barclays Private Clients International, details of which are set out in Schedule 1

Encumbrance	means any “Lien” under and as defined in the First Lien Intercreditor Agreement, other than the security interest created pursuant to this Agreement

Enforcement Event	means an “Event of Default” under and as defined in the First Lien Intercreditor Agreement

Facility	means the time, credit or banking facilities provided to the Borrowers from time to time under the Credit Agreement

First Lien Intercreditor Agreement	means the First Lien Intercreditor Agreement dated 5 November 2009, among (amongst others), The Bank of New York Mellon as collateral agent and, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse) as administrative agent under the Credit Agreement and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time, (including by the Amendment No. 1 and Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement)

Future Account	means all future accounts of the Grantor held in Guernsey which as at the date of the Agreement have not yet been established and any sub-accounts of the Grantor held in Guernsey (or such other account or accounts held in Guernsey as may be established by the Grantor in substitution for or in addition to it)

Future Account Balance	means all monies from time to time standing to the credit of the Future Account(s) including all accrued interest

Intercreditor Arrangements	means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time

Issuers	means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest

Law	means the Security Interests (Guernsey) Law, 1993

Lien	has the meaning given to that term in the First Lien Intercreditor Agreement

Loan Documents	means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document

Loan Parties	means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement

Loan Parties’ Agent	means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited)

Notice	means the notice to be given to third parties substantially in the form set out in Schedule 2

Obligations	means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities

Principal Finance Documents	means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement

Required Currency	means the currency or currencies in which the Obligations are expressed from time to time

Secured Parties	means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement

Security Documents	means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement

Security Period	means the period commencing on the date of this Agreement and terminating on the date upon which the security constituted by this Agreement is released in accordance with Clause 6 of this Agreement

Senior Secured Note Indenture	means the Indenture dated 5 November, 2009 among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon as trustee,

principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time

Supplemental SIA	means the supplemental security interest agreement letter substantially in the form set out in Schedule 4
1.2	Interpretation
1.2.1	Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.2.2	Unless the context otherwise requires, words (including definitions) denoting the singular number only shall include the plural and vice versa.

1.2.3	References to “this Agreement”, a “Clause” or a “Schedule” are references to this agreement or a clause in or schedule of it.

1.2.4	References to laws, ordinances, statutes and/or statutory provisions shall be construed as referring to such laws, ordinances, statutes or statutory provisions as respectively replaced amended extended or consolidated.

1.2.5	References to any document shall be construed as a reference to such document as the same may be amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

1.2.6	References to the “Collateral Agent” or the “Grantor” shall include a reference to any successor, permitted transferee and permitted assign.

1.2.7	References to a “party” shall mean a party to this Agreement.

1.2.8	The expression “person” shall be construed to include references to any person, firm, company, partnership, corporation or any agency of them.

1.2.9	The Grantor shall be the “debtor”, the Collateral Agent shall be the “secured party” and an Enforcement Event which is continuing shall be the “events of default” for the purposes of the Law.

1.2.10	Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.
1.3	The Grantor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

1.4	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause

2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Grantor.
2	Security
2.1	In consideration of the borrowings under the Loan Documents and for the purpose of securing the discharge of the Obligations, the Grantor as beneficial owner of the Collateral hereby:
2.1.1	assigns to and charges in favour of the Collateral Agent all its rights, title and interest in and the benefit of the Collateral in order to create a security interest in or over it in accordance with the Law, subject to obtaining any and all necessary consents to that assignment; and

2.1.2	abandons, subject to Clause 2.7 and except as may be permitted by this Agreement or any Loan Document, in favour of the Collateral Agent during the continuance of this Agreement all its rights or authority which the Grantor may have over the Collateral, including but not limited to the right to withdraw or transfer monies from the Account, to create a security interest in the Collateral in favour of the Collateral Agent in accordance with the Law.
2.2	The Grantor agrees that the security created over all rights, title and interest in and the benefit of the Collateral pursuant to this Agreement constitutes continuing security for the payment, performance and discharge of the Obligations and that, subject to the Legal Reservations (as defined in the Credit Agreement) and any Liens permitted under sub-section 6.02(u) of the Credit Agreement and any equivalent Liens under the Loan Documents, the Collateral Agent shall have a first priority security interest over the Collateral in accordance with the Law and this Agreement.

2.3	Until the payment, performance and discharge of the Obligations, the obligations of the Grantor under this Agreement and the security created pursuant to this Agreement shall not be discharged, impaired or otherwise affected by;
2.3.1	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

2.3.2	the release of any Loan Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

2.3.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

2.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Loan Party or any other person;

2.3.5	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Loan Document or any other document or security or of the Obligations;
2.3.6	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Documents or any other document or security or of the Obligations; or

2.3.7	any insolvency or similar proceedings, including, as a matter of Guernsey law, a declaration of désastre or the granting of a preliminary vesting order.
2.4	The creation of the security interest pursuant to Clause 2.1 is in addition to, and shall not affect, the Collateral Agent’s other rights under or pursuant to this Agreement.

2.5	The Grantor shall, upon the date of execution of this Agreement, provided that the Notice has been signed by the Collateral Agent, countersign the Notice and shall use reasonable endeavours to procure that the Deposit Bank executes and delivers the Acknowledgment to the Collateral Agent.

2.6	The assignment and security interest made and given by this Agreement shall affect, and the Account and the Collateral shall include, any accounts or money substituted for or added to it from time to time and the expressions “Account” and “Collateral” shall be construed accordingly.

2.7	The Grantor agrees that, if for any reason the Account is redesignated or renumbered, all of the terms of this Agreement shall apply to the redesignated or renumbered account as if all sums at any time standing to the credit of the redesignated or renumbered account form part of the Collateral.

2.8	Unless an Enforcement Event has occurred and is continuing, the parties agree that the Grantor may from time to time pay into, receive, withdraw or otherwise transfer sums standing to the credit of an Account or any Future Account and deposit, dispose of, close or otherwise deal with an Account, any Future Account or the Collateral and exercise all rights and powers in respect of an Account, any Future Account or the Collateral as permitted in accordance with the provisions of the Principal Finance Documents.

2.9	If an Enforcement Event has occurred and is continuing all sums standing to the credit of the Account and all sums which the Collateral Agent or the Grantor is obliged under the terms of this Agreement to pay into the Account may be applied by the Collateral Agent at such time and in such manner in accordance with the provisions of the Intercreditor Arrangements.
3	Warranties
The Grantor represents and warrants to the Collateral Agent on and as at the date of this Agreement, with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents and the Intercreditor Arrangements that:
3.1	the Account represents all bank accounts held by the Grantor in Guernsey; and

3.2	subject to any Liens permitted under sub-section 6.02(u) of the Credit Agreement, the Collateral is its own absolute beneficial property free from any Encumbrance.
4	Covenants
Subject to the Agreed Security Principles, the Grantor covenants and undertakes to the

Collateral Agent, so that the same shall be continuing covenants and undertakings throughout the Security Period, that:
4.1	if an Enforcement Event has occurred and is continuing, it will send to the Collateral Agent promptly upon request from the Collateral Agent copies of all statements, orders, notices given in connection with the Account by the relevant bank and will provide to the Collateral Agent such other information in relation to the Account which the Collateral Agent may from time to time request (upon the reasonable instruction of the Applicable Representative);

4.2	if Future Accounts are established it will promptly notify the Collateral Agent of the same and execute a Supplemental SIA to the intent that a security interest will be created in such Future Accounts and the related Future Account Balances upon entering into the Supplemental SIA and service of the Notice on the third party bank by the Collateral Agent;

4.3	it will use best endeavours to prevent any person (other than the Collateral Agent, any Secured Party or the Grantor) from becoming entitled to claim any right over the Collateral or any part of it, unless such claim is permitted by the Principal Finance Documents and except for any rights of the Deposit Bank or any other person with whom an Account or Future Account is held; and

4.4	it will confirm or protect its interest in the Collateral, to the extent set out in Section 5.12 (Further Assurances) of the Credit Agreement.
5	Enforcement Event
5.1	Without prejudice and in addition to any of the rights of the Collateral Agent under the Law, (after the occurrence of an Enforcement Event which is continuing) if an Enforcement Event has occurred and is continuing, the Collateral Agent may (upon the instruction of the Applicable Representative) enforce the security granted by this Agreement, following delivery of the required notice under the Law.
5.2	If an Enforcement Event has occurred and is continuing and provided the Collateral Agent has served notice in accordance with Clause 5.1, the Grantor authorises and instructs the Collateral Agent to deal with the Collateral in its own discretion as it sees fit in accordance with the Intercreditor Arrangements without any reference to or further authority from the Grantor and without any enquiry by the Grantor as to the justification for the Collateral Agent’s actions.
6	Release of Security
6.1	The security interest created pursuant to this Agreement shall continue in full force and effect until it shall be released, re-assigned, re-transferred and cancelled:
6.1.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Grantor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Grantor or any other person under any of the Loan Documents; or

6.1.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Guernsey law).

6.2	Upon the discharge of the security interest created pursuant to this Agreement the Collateral Agent shall at the Grantor’s cost:
6.2.1	furnish to the Grantor a completed certificate of discharge in the form prescribed by the Law;

6.2.2	re-assign or re-transfer the Collateral to the Grantor or to such person as the Grantor may direct and give notice to the third party bank accordingly; and

6.2.3	do all such acts which are reasonably requested by the Grantor in order to release, re-assign, re-transfer and cancel the security interest constituted by this Agreement.
6.3	If the Grantor disposes of any Collateral and that disposal is permitted by the Principal Finance Documents, that Collateral shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled from the security interest constituted by this Agreement with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Grantor) shall do all such acts which are reasonably requested by the Grantor in order to release, re-assign, re-transfer and cancel the relevant Collateral from the security interest constituted by this Agreement. Any or all of the Collateral shall also be released, re-assigned, re-transferred and cancelled in accordance with and to the extent permitted by the Intercreditor Arrangements.
7	Exchange Rate
The Collateral Agent may exchange or convert to the Required Currency any currency held or received by it from the Grantor in accordance with the terms of the Principal Finance Documents.
8	Power of Attorney
8.1	The Grantor by way of security irrevocably appoints the Collateral Agent to be its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
8.1.1	carrying out any obligation imposed on the Grantor by this Agreement or any other agreement binding on the Grantor in relation to the Collateral to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Collateral);

8.1.2	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of its rights under or pursuant to this Agreement or by law; and

8.1.3	enabling any person delegated by the Collateral Agent to exercise, or delegate the exercise of any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Grantor under this Clause 8.1 if:
(i)	an Enforcement Event has occurred and is continuing; and/or
(ii)	in respect of further assurance obligations or any action relating to the perfection of the security contemplated under this Agreement, the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Grantor that the Grantor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Grantor under this Clause 8.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
8.2	The Grantor shall ratify and confirm all things lawfully done and all documents properly executed by the Collateral Agent or any person properly delegated by it as an attorney in the exercise or purported exercise of all or any of the powers hereby granted.
9	Appropriation
9.1	Subject to Clause 9.2 and if an Enforcement Event has occurred and is continuing the Collateral Agent may appropriate all payments received in respect of the Collateral for the account of the Grantor in reduction of any part of the Obligations in accordance with the Intercreditor Arrangements.
9.2	The Collateral Agent may open a new account or accounts if the Collateral Agent receives actual or constructive notice of any charge or interest affecting the Collateral, unless such charge or interest is permitted under the Principal Finance Documents. Whether or not the Collateral Agent opens any such account no payment received by the Collateral Agent after receiving such notice shall (if followed by any payment out of or debit to the relevant account other than for the purpose of satisfying the Obligations) be appropriated towards or have the effect of discharging any part of the Obligations outstanding at the time of receiving such notice, unless such notice is in respect of a charge or interest permitted under the Principal Finance Documents.
10	Preservation of other Security and Rights and Further Assurance
10.1	This security is in addition to any other security present or future held by the Collateral Agent for the Obligations and shall not merge with or prejudice such other security or any contractual or legal rights of the Collateral Agent.
10.2	The security created by this Agreement shall not be affected by any other security held by the Collateral Agent in respect of the Obligations being void or unenforceable.
10.3	Subject to the Agreed Security Principles, the Grantor shall at its own cost and at the Collateral Agent’s request (acting on the reasonable instructions of the Applicable Representative), execute or procure the execution of, any agreement, deed or document and take any action required by the Collateral Agent, in each case to protect or preserve the security created by this Agreement over the Collateral.
11	Credit Agreement Warranties
The Grantor hereby warrants and represents to the Collateral Agent that, on and as at the date of this Agreement with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents and the Intercreditor Arrangements, the representations and warranties made by the Grantor as Loan Party in Section 3.01 (Organisation; Powers), Section 3.02 (Authorization), Section 3.03 (Enforceability), Section 3.06 (No Material Adverse Change), Section 3.07 (Title to

Properties; Possession Under Leases), Section 3.09 (Litigation; Compliance with Laws), Section 3.10 (Agreements), Section 3.19 (Security Documents) and Section 3.22 (Solvency) of the Credit Agreement are true and accurate as regards the Grantor and this Agreement.
12	Creation of a Suspense Account
All monies received, recovered or realised by the Collateral Agent under this Agreement may, at the discretion of the Collateral Agent (acting on the instructions of the Applicable Representative), be credited to an interest bearing separate or suspense account for so long as the Collateral Agent may think fit without any intermediate obligation on the part of the Collateral Agent to apply such monies in or towards payment and discharge of the Obligations.
13	Assignment
13.1	The Collateral Agent may assign and transfer all or any part of its rights and obligations under this Agreement in accordance with the Principal Finance Documents and the expression “Collateral Agent” wherever used in this Agreement shall be deemed to include any such assignees and other successors permitted under the Principal Finance Documents, whether immediate or derivative, of the Collateral Agent, who shall be entitled to enforce and proceed upon this Agreement in the same manner as if named in this Agreement.
13.2	The Grantor shall not assign or otherwise transfer all or any of its rights, benefits or obligations arising under this Agreement unless otherwise permitted by the Principal Finance Documents.
14	Notices
14.1	For the purposes of section 13 of the Law, any notice or demand by the Collateral Agent or the Grantor shall be made or given in accordance with Section 5.01 of the First Lien Intercreditor Agreement or may effectually be made by notice in writing to the Grantor served in accordance with Section 13 of the Law.
14.2	For the avoidance of doubt, the parties to this Agreement agree that any notice of default required to be given pursuant to Section 7(3) of the Law shall be deemed to have been received by the Grantor if delivered in accordance with Clause 14.1 above.
15	Costs and Expenses
The parties agree that the Additional Collateral Agent’s Fee Letter and Section 9.05(a) of the Credit Agreement shall apply to this Agreement as regards the Grantor and this Agreement.
16	Delegation
Subject to Section 4.05 of the First Lien Intercreditor Agreement, the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.
17	Indemnity

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Grantor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Grantor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Collateral.
18	No liability
None of the Collateral Agent, its nominee(s) or any delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Collateral or (c) the taking possession or realisation of all or any part of the Collateral, except to the extent provided in the Principal Finance Documents.
19	Droit de Discussion and Droit de Division
The Grantor abandons all and every right which it may have at any time under any existing or future Guernsey law including, but not limited to the “droit de discussion” and the “droit de division” or otherwise to require that recourse be had to the assets of some other person nor shall the Grantor be entitled to require that any other person be made a party to any legal proceedings brought by the Collateral Agent, or to require that any liability of the Grantor be divided or apportioned amongst any other persons or reduced in any manner whatsoever, whether the formalities required by Guernsey law, in regard to the rights or obligations of sureties shall or shall not have been observed.
20	General
20.1	The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or to which the Collateral Agent may otherwise be entitled.
20.2	No failure on the part of the Collateral Agent to exercise and no delay on its part in exercising any right or remedy under this Agreement will operate as a waiver of it, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of it or any other right or remedy.
20.3	With the exception of any action permitted under this Agreement, any waiver or consent by the Collateral Agent under this Agreement must be in writing and may be given subject to any conditions thought fit by the Collateral Agent acting reasonably. Unless otherwise stated, any waiver or consent shall be effective for the period and for the purpose for which it is given.
20.4	Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Collateral Agent may, subject to any terms of this Agreement to the contrary, be exercised or made in the absolute and unfettered discretion of the Collateral Agent.
20.5	This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, executors, administrators, successors, permitted transferees and permitted assigns as provided in this Agreement.
20.6	The security interests created under this Agreement shall remain binding on the Grantor notwithstanding any amalgamation, re-construction, re-organisation, merger,

sale, liquidation, administration or transfer by or involving the Collateral Agent or its assets unless such security interests are released, re-assigned, re-transferred or cancelled in accordance with Clause 6 of this Agreement.
20.7	Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.
20.8	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to only the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
20.9	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
20.10	The Collateral Agent shall be entitled to impart any information concerning the Grantor in respect of the Collateral to the extent permitted by the terms of the Principal Finance Documents and this Agreement.
20.11	This Agreement may be executed in any number of counterparts. All the counterparts shall together constitute a single instrument.
21	Governing Law and Jurisdiction
21.1	This Agreement shall be governed by and construed in accordance with the laws of the Island of Guernsey.
21.2	For the benefit of the Collateral Agent the Grantor irrevocably submits to the jurisdiction of the Guernsey courts and the Grantor irrevocably agrees that a judgment in any proceedings in connection with this Agreement by the Guernsey courts shall be conclusive and binding upon the Grantor and may be enforced against the Grantor in the courts of any other jurisdiction. The Collateral Agent shall also be entitled to take proceedings in connection with this Agreement against the Grantor in the courts of any country in which the Grantor has assets or in any other courts of competent jurisdiction.
21.3	The Grantor waives:
21.3.1	any objection which the Grantor may now or in the future have to the Guernsey courts or other courts referred to in Clause 21.2 as a venue for any proceedings in connection with this Agreement; and

21.3.2	any claim which the Grantor may now or in the future be able to make that any proceedings in the Guernsey courts or other courts referred to in Clause 21.2 have been instituted in an inappropriate forum.

IN WITNESS OF WHICH this Agreement has been duly executed the day and year first above written.

SIGNED BY for and on behalf of
/s/ Philip West
Philip West
Authorized Signatory

SIG ASSET HOLDINGS LIMITED SIGNED BY for and on behalf of
/s/ Elaine Lockhart
Elaine Lockhart

WILMINGTON TRUST (LONDON) LIMITED

SCHEDULE 1
The Account

Bank:	Barclays Private Clients International
Branch:	St Peter Port, Guernsey
IBAN No:	GB91 BARC 203532[________]
Account Name:	SIG Asset Holdings Limited
Sort Code:	20-35-32
Account Number:	[________]
Swift:	BARCGB22

SCHEDULE 2
Form of Notice
[Letterhead of Collateral Agent]

To:	Barclays Private Clients International Le Marchant House Le Truchot St Peter Port Guernsey GY1 3BE
Date:
Dear Sirs
Account Number: [__________] (Designated as SIG Asset Holdings Limited (the “Account Holder”) (the “Account”)
We, Wilmington Trust (London) Limited (“Collateral Agent”), refer to the above Account maintained by you at your branch (sort code: 20-35-32) (referred to as the “Account” which expression shall include all and any monies standing to the credit of the same from time to time and any sub-account of the Account Holder held in Guernsey (or such other account or accounts held in Guernsey as may be established by the Account Holder in substitution of it or in addition to it)).
We hereby give you notice that the Account Holder has assigned (subject to obtaining any and all necessary consents to that assignment) all its rights, title and interest in and the benefit of the Account to the Collateral Agent pursuant to a Guernsey law security interest agreement dated [•] 2010 and made between the Collateral Agent and the Account Holder (“Agreement”).
If an Enforcement Event (as defined in the Agreement) has occurred and is continuing and provided that a notice specifying the particular Enforcement Event has been provided to you in accordance with the Agreement, you are authorised and instructed to accept any written notice or instructions to you from the Collateral Agent relating to the Account without any reference to or further authority from us or the Account Holder and without any enquiry by you as to the justification for the disclosure or, as the case may be, validity of the notice or instructions and as if such demand or other communication had been made by the Account Holder and to pay any amounts standing to the credit of the Account to such account at such bank as the Collateral Agent may from time to time specify and otherwise comply with the directions of the Collateral Agent in relation to the Account.
In relation to the Account, should the Collateral Agent advise you in writing that an Enforcement Event (as defined in the Agreement) has occurred and is continuing, you will be responsible to make the Account into a blocked account. When the Collateral Agent gives you such written notification, at no time from the time of notification until the time you have been advised by the Collateral Agent in writing to the contrary, may the Account Holder be given access to the Account.

For the avoidance of doubt, unless and until you receive notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, the Account shall be operated as normal in accordance with the account mandate that currently exists.
This notice may not be amended, varied, terminated or withdrawn without the Collateral Agent’s express prior written consent or until the Account has been released from the security constituted by the Agreement in accordance with the terms of the Agreement.
Would you please acknowledge receipt of this notice to the Collateral Agent on the enclosed duplicate of this notice confirming in accordance with the terms of such acknowledgement that you waive all rights and interests (including, in particular, rights of set-off and rights to combine accounts) in relation to the Account.
This notice is governed by and construed in accordance with the laws of the Island of Guernsey.
Yours faithfully
duly authorised
for and on behalf of
WILMINGTON TRUST (LONDON) LIMITED
We confirm the above instructions to Barclays Private Clients International for and on behalf of
SIG Asset Holdings Limited
Date:             2010

SCHEDULE 3
Form of Acknowledgment
[Letterhead of Barclays Private Clients International]

To:	Wilmington Trust (London) Limited 6 Broad Street Place London EC2M 7JH United Kingdom
Attention: Elaine Lockhart
Date:
Dear Sirs
Account Number: [__________] (Designated as SIG Asset Holdings Limited (the “Account Holder”) (the “Account”)
We hereby acknowledge and confirm our agreement to the terms of your letter dated [•] (“Notice”) of which the above is a copy and further confirm that:
1	we accept the instructions contained in the notice and agree to comply with the notice to the extent permitted by law;

2	we have not received notice of the interest of any third party;

3	all and any of our rights or interest in or to the Account (including, without limitation, rights of set-off and rights to combine accounts) are hereby waived unless and until you notify us that the Account has been released from the security constituted by the Agreement save to the extent of any costs and expenses we may incur by reason of any dispute regarding the Accounts and/or any account charges or other charges in respect of the maintenance and operation of the Accounts, for which the Account Holder shall be separately liable to indemnify us; and

4	we hereby waive any restriction on transfer, assignment or charging contained in the terms and conditions or otherwise in relation to the Account.
This acknowledgement is governed by and construed in accordance with the laws of the Island of Guernsey.
Yours faithfully

duly authorised
for and on behalf of
Barclays Private Clients International

SCHEDULE 4
Form of Supplemental SIA

To:	Wilmington Trust (London) Limited 6 Broad Street Place London EC2M 7JH United Kingdom
Attention: Elaine Lockhart
Date:
Dear Sirs
Security Interest Agreement Over Third Party Bank Accounts dated [ • ] 2010 (the “Agreement”)
1.	This letter is supplemental to the Agreement (the “Supplemental SIA”).

2.	Terms not defined in this Supplemental SIA shall have the same meaning (in so far as the context allows) as in the Agreement. To the extent applicable, all terms of the Agreement are hereby incorporated into this Supplemental SIA.

3.	This Supplemental SIA hereby amends the definition of:

“Account” to mean ‘(i) the account of the Grantor described in Schedule 1 and any sub-account of the Grantor held in Guernsey (or such other account or accounts held in Guernsey as may be established by the Grantor in substitution for or in addition to it); and (ii) the Future Account(s) listed in Schedule A to the Supplemental SIA dated [insert date of the Supplemental SIA] and any sub-account of the Grantor held in Guernsey (or such other account or accounts held in Guernsey as may be established by the Grantor in substitution for or in addition to it).

4.	For the avoidance of doubt, this Supplemental SIA does not: (i) create any further security interest in the Account or Account Balance; (ii) in any way amend or affect the priority date of the security interest created in the Account or Account Balance under the Agreement; (iii) create any further security interest in any Future Account(s) (if any) or Future Account Balances (if appropriate) created under a previous Supplemental SIA (if any); or (iv) in any way amend or affect the priority date of the security interest created in any Future Account(s) (if any) or Future Account Balances (if appropriate) created under a previous Supplemental SIA (if any).

5.	As anticipated under the Agreement, the Grantor has established the Future

Account(s) listed in Schedule A to this Supplemental SIA. The Grantor hereby acknowledges that the security created pursuant to this Supplemental SIA constitutes a continuing security for the payment of the Obligations.
6.	As required by clause 2.1 of the Agreement, the Grantor as beneficial owner of the Future Account(s) listed in Schedule A to this Supplemental SIA and the related Future Account Balances hereby:
6.1	assigns to and charges in favour of the Collateral Agent all its rights, title and interest in and the benefit of the Future Account(s) listed in Schedule A of this Supplemental SIA and any related Future Account Balances, subject to obtaining any and all necessary consents to that assignment; and

6.2	abandons, subject to Clause 2.7 of the Agreement and except as may be permitted by this Supplemental SIA, the Agreement or any Loan Document, in favour of the Collateral Agent during the continuance of this Supplemental SIA all its rights or authority which the Grantor may have over the Future Account(s) set out in Schedule A of this Supplemental SIA or any related Future Account Balances.

to create a security interest in the Future Account(s) set out in Schedule A of this Supplemental SIA and any related Future Account Balances in favour of the Collateral Agent in accordance with the Law.
7.	The Grantor shall, promptly upon the execution of this Supplemental SIA and provided that the Notice has been signed by the Collateral Agent, countersign the Notice in substantially similar form to that set out in Schedule 2 of the Agreement required to be delivered to any third party in respect of the Future Account(s) set out in Schedule A of this Supplemental SIA and any related Future Account Balances.
8.	The Grantor repeats for the benefit of the Collateral Agent the warranties and undertakings given at Clauses 3 and 11 of the Agreement as at the date of this Supplemental SIA to the extent relating to the Grantor, this Supplemental SIA, the Future Account(s) set out in Schedule A to the Supplemental SIA and any related Future Account Balances.
9.	This Supplemental SIA amends Schedule 1 of the Agreement to clarify the scope of the Accounts. The table set out as Schedule B to this Supplemental SIA hereby amends and replaces Schedule 1 to the Agreement.
I would be grateful if you would sign and return a copy of this Supplemental SIA for our records.
Yours faithfully

For and on behalf of
SIG Asset Holdings Limited

Date: [       ]
We agree to the creation to a Security Interest in the Future Account(s) listed in Schedule A to this Supplemental SIA and any related Future Account Balances and to the terms of this Supplemental SIA.
For and on behalf of
Wilmington Trust (London) Limited

SCHEDULE A
List of Future Accounts
to be covered by this Supplemental SIA
Bank:
Branch:
IBSB No:
Account Name:
Account Number:

SCHEDULE B
Cash Account secured under the Agreement
Bank:
Branch:
IBSB No:
Account Name:
Account Number:
[Future Account(s) previously secured under a Supplemental SIA dated [ • ]
Bank:
Branch:
IBSB No:
Account Name:
Account Number:]
Future Account(s) secured under the Supplemental SIA dated [ • ]
Bank:
Branch:
IBSB No:
Account Name:
Account Number: